Exhibit (ii)

July 27, 2016

Dear Sequenom Employees,

I have important, positive news to share with you about a significant announcement we made this morning describing LabCorp’s intent to acquire Sequenom.

Together, we have revolutionized prenatal care and built a market-leading NIPT company. Equally significant, we positively impact patient lives each and every day. We should all be extremely proud of the scientific and clinical impact we make and the tremendous success of our company.

It is important for me to emphasize that this development was a direct result of our significant accomplishments in the months and year during which we improved our technology, operations, and commercial prospects. By joining with LabCorp, the opportunities are significant and compelling for our employees, our customers and patients. The addition of Sequenom to the LabCorp family creates a market leader in women’s health and reproductive testing, furthering the mission to improve health and improve lives around the globe.

Strategically, this transaction makes a lot of sense. LabCorp is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory and end-to-end drug development services. At the same time, Sequenom is a pioneer in the area of cell-free DNA-based non-invasive prenatal testing (NIPT) for reproductive health, and boasts a significant technology platform in other strategic areas, including oncology and liquid biopsies.

The acquisition of Sequenom advances LabCorp’s strategy to deliver world-class diagnostic solutions. Sequenom’s proven best-in-class technology and strong research complement LabCorp’s extensive women’s health offering, providing patients and physicians with one source for the most complete range of testing options in women’s health, including NIPT and reproductive genetics. In addition, Sequenom expands LabCorp’s geographic reach both domestically and internationally. On the oncology front, LabCorp can leverage its significant in-place infrastructure to commercialize the technologies and offerings Sequenom has begun to recently develop. For Sequenom, becoming part of LabCorp helps us reach a broader market for our innovative testing with greater efficiency and scale.

Looking to next steps, we expect the transaction to close by year end, subject to customary closing conditions and regulatory approvals. We will be making the required filings with the SEC regarding the transaction, and as soon as we have additional information to share, we will be in touch with you. We greatly appreciate your understanding of the situation, as we are limited to what we are able to communicate at this point, but please rest assured that we will provide you with additional information as the process unfolds.

Until closing, we will continue to operate as an independent company and continue to focus on our key initiatives in reducing our cost-of-goods sold (COGS), expanding our footprint in the market and leading with our customer experience program. Today’s announcement should have no impact on our day–to–day operations, and it is important that we all stay focused on our daily responsibilities. Our unwavering commitment to our customers is what has made this tremendous opportunity possible. Please stay focused on that commitment.

I also want to take this opportunity to emphasize how the Sequenom board, the Sequenom leadership team, and I value and appreciate the important contributions you have made — and make — each and every day. It is your hard work that has been the foundation of our success, and I am confident that we will continue to thrive under LabCorp’s management.

As many of you know, I have been honored to spend the majority of my career at Sequenom. I am able to sincerely say to you that I believe that this opportunity is the best result and logical outcome for the company and its employees. This was a decision that management and the board did not enter into casually. I would like to thank you for your continued dedication, support, and contribution, particularly over the last year, which has resulted in tremendous progress and success for our company. The success that we have experienced, especially over the last year, has allowed us to become a recognized leader in the industry, and has made participation in this transaction possible.

As I am sure you can imagine, this announcement is likely to generate increased amounts of inquiries regarding our company. As always, it is important that we speak with one voice. If you receive any inquiries, please immediately forward them to either me or our CFO, Carolyn Beaver. If you receive any inquiries from customers, please share our belief that this transaction will deliver significant and important benefits.

We truly appreciate your cooperation.

Later today, we will hold a company-wide meeting to share some additional details with you surrounding the transaction. I expect that you have a lot of questions, and although we do not yet have all of the answers in place, we will provide you with as much information as we can. Additionally, we will have follow-up meetings as well as additional resources available to you as soon as possible.

Please find a copy of the press release attached to this communication. I look forward to seeing you this morning at the company-wide meeting. Thank you for your continued commitment and dedication to Sequenom.

Sincerely Yours,

Dirk van den Boom

President and CEO

Sequenom Cautionary Note Regarding Forward-Looking Statements

This communication contains forward-looking statements. Any statements contained herein which do not describe historical facts, including but not limited to, statements regarding: the proposed transaction between LabCorp and Sequenom; the expected timetable for completing the transaction; strategic and other potential benefits of the transaction. Such risks and uncertainties include: the possibility that certain closing conditions to the transaction will not be satisfied; that required regulatory approvals for the transaction may not be obtained in a timely manner, if at all; the ability to timely consummate the transaction and possibility that the transaction will not be completed; and other factors that are discussed in Sequenom’s Annual Report on Form 10-K for the year ended December 31, 2015 and in its other filings with the U.S. Securities and Exchange Commission. Sequenom cautions investors not to place considerable reliance on the forward-looking statements contained in this communication.

About the Tender Offer

THE COMMUNICATION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OF SEQUENOM COMMON STOCK. THE TENDER OFFER DESCRIBED IN THIS DOCUMENT HAS NOT YET COMMENCED.

At the time the offer is commenced, LabCorp and Savoy Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of LabCorp, will file a Tender Offer Statement on Schedule TO with the United States Securities and Exchange Commission (“SEC”), and Sequenom will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.

The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all stockholders of Sequenom at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement will be available without charge at the SEC’s web site, at http://www.sec.gov. Free copies of these materials and certain other offering documents will be sent to Sequenom’s stockholders by the information agent for the offer.

SEQUENOM STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT, INCLUDING ALL AMENDMENTS TO THOSE MATERIALS. SUCH DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION, WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.

Additional Information and Where to Find It

In addition to the Solicitation/Recommendation Statement, Sequenom files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Sequenom at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Sequenom’s filings with the SEC are also available to the public from commercial document-retrieval services and the SEC’s website at http://www.sec.gov.